EXHIBIT (99.3)
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AT THE COMPANY:   AT THE FINANCIAL RELATIONS BOARD:

Karen Dickelman   Dennis Waite       Laura Kuhlmann     Susan Steidle
Director of       General Inquiries  Media Inquiries    Analyst Inquiries
Investor          312 640-6674       312 640-6727       312-640-6774
Relations
312 683-3671


                   BANYAN STRATEGIC REALTY TRUST ANNOUNCES
                      FOUR-YEAR CONTRACT RENEWAL FOR CEO

FOR IMMEDIATE RELEASE

CHICAGO, IL, NOVEMBER 18, 1997 -- Banyan Strategic Realty Trust
(Nasdaq: VLANS) today announced that it has reached agreement on the terms and conditions of a new employment agreement with its President and Chief Executive Officer, Leonard G. Levine. The agreement commences as of October 1, 1997 and continues through December 31, 2001.

Under the new agreement, Mr. Levine will be paid a base salary equal to $200,000 per year during the first two years of the agreement (increasing to $210,000 per year during the last two years) plus annual and long-term incentive compensation, the amounts of which are tied to the Trust achieving certain performance levels. In addition, all long-term incentive compensation is payable in options to purchase shares of the Trust's beneficial interest. The options are exercisable at $5.50 per share. A portion of the options are subject to vesting conditions based on the performance of the Trust's share price.

Mr. Levine stated that he "is pleased to be continuing with the Trust and excited by its prospects." He added that a definitive agreement evidencing the new agreement should be completed shortly.

Banyan Strategic Realty Trust is a Real Estate Investment Trust (REIT) with assets located throughout the Midwest, Southeast, and Washington, D.C. The Trust is included for quotation on the Nasdaq National Market System under the symbol "VLANS".

               See Banyan's Website at http://www.banyanreit.com
                       for complete company information.

       For further information regarding Banyan free of charge via fax, dial 1-800-PRO-INFO and enter "VLANS."